EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Arbor Realty Trust, Inc. and Subsidiaries for the registration of 1,000,000 shares of its common stock that may be issued to Wachovia Bank, National Association upon the exercise of outstanding warrants and to the incorporation by reference therein of our reports dated March 8, 2010, with respect to the consolidated financial statements and schedule of Arbor Realty Trust, Inc. and Subsidiaries, and the effectiveness of internal control over financial reporting of Arbor Realty Trust, Inc. and Subsidiaries, included in its Annual Report (Form 10-K) for the year ended December 31, 2009, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
New York, New York
March 9, 2010